Wachovia Corporation 201 South College Street Charlotte, NC 28288-5578	WACHOVIA

WACHOVIA ASSET SECURITIZATION, INC. 2003-HE2
OFFICER'S CERTIFICATE OF THE SERVICER

Wachovia Asset Securitization, Inc.
One Wachovia Center,
Attention: General Counsel
Charlotte, NC 28288

Wachovia Asset Securitization, Inc. 2003-HE2 Trust
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001

Wachovia Bank, National Association
Structured Finance Trust Services
401 South Tryon Street
Charlotte, NC 28202

Financial Guaranty Insurance Co. Attention: Research & Risk Management 125 Park Avenue New York, NY 10017 U.S. Bank, National Association 60 Livingston Avenue, EP-MN-WS3D St. Paul, MN 55107-2292

Pursuant to Section 3.12 of the Servicing Agreement dated as of July 2, 2003, among Wachovia Bank, National Association, as Servicer, Wachovia Asset Securitization, Inc. 2003-HE2 Trust, as Issuer, and U.S. Bank, as Indenture Trustee, the undersigned officer hereby certifies that (i) a review of the activities of the Servicer from January 1, 2004 through December 31, 2004, and of its performance under any servicing agreements to which it is a party, including this Agreement, has been made under such officer's supervision and (ii) to the best of such officer's knowledge, based on such review, the Servicer has complied in all material respects with the minimum servicing standards set forth in the Uniform Single Attestation Program for Mortgage Bankers and has fulfilled all of its material obligations in all material respects throughout such year.

Dated: March 31, 2005	WACHOVIA BANK, NATIONAL ASSOCIATION, As Servicer, /s/ April Hughey April Hughey Vice President